Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	News Media	Investor Relations
	Paul Fitzhenry	Ed Arditte
	609-720-4261	609-720-4621
	pfitzhenry@tyco.com	Karen Chin
609-720-4398

Tyco International Announces Receipt of Required Consents in Consent
Solicitations Related to Bondholder Litigation Settlement

PEMBROKE, Bermuda — April 28, 2008 — Tyco International Ltd. (NYSE: TYC, BSX: TYC) (the “Company”) today announced that it had received, as of 5:00 p.m. New York time, on April 28, 2008, consents from the holders of a majority in principal amount of each series of outstanding notes issued under the Company’s 1998 and 2003 indentures, in connection with the previously announced consent solicitations for such notes.  Details of the results for each series of notes are provided below.

As a result of the receipt of the requisite consents, and based on the waiver of any alleged defaults or events of default that may have arisen prior to April 11, 2008 contained therein, the Company intends to promptly take all action necessary to dismiss the proceeding entitled The Bank of New York v. Tyco International Group S.A. pending in the United States District Court for the Southern District of New York.  In addition, the Company will enter into supplemental indentures to effect the proposed amendments, substantially as described in the consent solicitation and exchange offer documents dated April 11, 2008 (the “Offer Documents”), with the trustee under each indenture.  The proposed amendments include a covenant providing noteholders with the right to require the Company and Tyco International Finance S.A. (“TIFSA”), the co-obligor of the notes, to repurchase the notes at a fixed price in the event of certain change of control transactions.

In addition, holders of 96% of 7.0% Notes due 2028 (“2028 Notes”) and 97% of 6.875% Notes due 2029 (“2029 Notes”) issued by the Company and TIFSA have validly tendered their notes in exchange for new notes with maturities in 2019 and 2021, respectively.

Tyco expects that the supplemental indentures will become effective, and that Tyco will pay the consent fees due in connection with the transaction, promptly following final dismissal of the bondholder litigation.  The exchange offer will close simultaneously with the consent solicitations.

In accordance with the terms of the Offer Documents, delivered consents may no longer be revoked and tendered notes may no longer be withdrawn, unless the exchange offers and the consent solicitations are terminated in accordance with the Offer Documents.  In addition, the Company and TIFSA are extending the Consent Date (as defined in the Offer Documents) for noteholders to submit their consents.  The new Consent Date is 5:00 p.m. New York City time, on May 12, 2008, subject to further extensions.

Consent Solicitation Results as of 5:00 p.m. New York time, April 28, 2008:

	Consents Received	Notes Tendered for Exchange
7.0% notes due 2028	98%	96%
6.875% notes due 2029	98%	97%
6.0% notes due 2013	98%	Not Applicable
6.375% notes due 2011	96%	Not Applicable
6.75% notes due 2011	97%	Not Applicable
6.125% notes due 2009	95%	Not Applicable
6.125% notes due 2008	88%	Not Applicable

This press release is neither an offer to sell or a solicitation of an offer to buy any exchange Notes nor shall there be any sale of such notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.  Any offer of the exchange Notes is made only by means of a private offering memorandum. The exchange Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ABOUT TYCO INTERNATIONAL

Tyco International (NYSE: TYC) is a diversified, global company that provides vital products and services to customers in more than 60 countries. Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products. Tyco had 2007 revenues of more than $18 billion and has 118,000 employees worldwide. More information on Tyco can be found at www.tyco.com.

FORWARD-LOOKING INFORMATION

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, competitive and/or regulatory factors affecting Tyco’s businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other factors is set forth in Tyco’s Annual Report on Form 10-K for the fiscal year ended September 28, 2007 and Tyco’s Quarterly Report on Form 10-Q for the period ended December 28, 2007.

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